CONTACT:     David S. Collins        Devin Sullivan
Chief Financial Officer    Senior Vice President
(630) 845-4500        The Equity Group Inc.
(212) 836-9608

FUEL TECH REPORTS SECOND QUARTER 2013 RESULTS

Q2 2013 Overview

•	Revenues rose 39.0% to $29.1 million from $20.9 million in Q2 2012

•	Gross profit was $11.9 million, or 40.8% of revenue, as compared to $9.0 million, or 43.2% of revenue, in Q2 2012

•	Net income rose to $1.2 million, or $0.05 per diluted share, from net income of $0.1 million, or $0.00 per diluted share, in Q2 2012

At June 30, 2013

•	Total cash and equivalents of $23.1 million, or $0.99 per diluted share

•	Working capital of $41.9 million

•	$0 long-term debt

•	Backlog of $45.1 million

WARRENVILLE, Ill., August 7, 2013 – Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported unaudited results for the three and six months ended June 30, 2013.
Consolidated revenues for the second quarter of 2013 totaled $29.1 million, up 39% from the comparable prior-year quarter, driven by revenue increases in the Air Pollution Control (APC) and FUEL CHEM business segments. Operating income rose to $2.1 million from $0.2 million in the year ago quarter. Net income for the quarter increased to $1.2 million, or $0.05 per diluted share, from net income of $0.1 million, or $0.00 per diluted share, in the comparable prior year period.
Consolidated revenues for the six months ended June 30, 2013 totaled $51.6 million, up 12% from the comparable prior-year period amount of $46.1 million. Operating income decreased to $2.2 million from

$2.7 million in the year ago six-month period. Net income for the six months ended June 30, 2013 decreased to $1.2 million, or $0.05 per diluted share, from net income of $1.6 million, or $0.07 per diluted share, in the comparable prior year period. Adjusted EBITDA for the six months ended June 30, 2013 was $4.2 million, a decrease of $0.4 million from Adjusted EBITDA of $4.6 million in the same period one year ago.
APC segment revenues were $20.2 million, an increase of 58% from the second quarter of 2012. APC segment revenues were $33.2 million in the first half of 2013, an increase of $4.7 million or 16% from the prior year amount of $28.5 million. Higher APC revenues for the three- and six-month periods ended June 30, 2013 were the result of progress on international and domestic APC project bookings, particularly from a large project in Chile. Segment gross margins declined to 35% from 38% in the second quarter of 2012. For the first half of 2013, segment gross margins were 35% versus 41% reported in the prior year. The decrease in margins for both the quarter and year-to-date periods are primarily due to a higher mix of lower margin international projects.
Capital projects backlog at the APC segment stood at $45.1 million at June 30, 2013, compared to $44.7 million as of March 31, 2013 and $46.7 million at December 31, 2012.
The FUEL CHEM segment generated revenues of $8.9 million during the second quarter of 2013, an increase of 9% from $8.1 million in the second quarter of 2012. Gross margin rose to 53% from 51% in the prior year period. FUEL CHEM revenues generated from coal-fired units totaled $8.3 million, a 12% increase from the same period last year, while revenues generated from non-coal-fired units was $0.6 million, which was comparable to the same period last year. Increased revenues were primarily attributable to higher levels of shipping activity at a few key existing customer accounts. Although the FUEL CHEM segment continues to operate in an environment challenged by low natural gas prices and low electricity demand, margins have remained substantially intact.
Revenues for the FUEL CHEM segment for the six-month period totaled $18.4 million, an increase of $0.8 million or 5% versus the prior year amount of $17.6 million. Six-month revenues include $17.2 million from coal-fired units, a 5% increase versus a year ago, and $1.2 million from non-coal fired units, a 6% decrease versus the year-earlier period. Segment gross margin increased to 53% in the first half of 2013 from 52% in the comparable period in 2012. The higher gross margin in 2013 is attributable to a comparatively higher margin mix of customer shipments, including the aforementioned non-recurring sale of low margin installation work recognized in the first half of 2012.

Selling, general and administrative (SG&A) expenses were $9.3 million as compared to $7.9 million in last year’s second quarter. As a percentage of revenues, SG&A declined to 32% from 38% in the same year-ago quarter, the result of increased revenue in the second quarter.
SG&A expenses totaled $17.8 million in the first half of 2013, versus $16.9 million in the same year-ago period, representing a two point decrease in SG&A costs as a percentage of revenue. The net-dollar increase in SG&A expenses is attributable to an increase in employee-related costs, outside service fees, stock compensation, travel costs, and administrative costs related to our foreign subsidiaries, partially offset by a decrease in bonuses, commissions and professional fees.
Research and development (R&D) expenses were $0.4 million in the second quarter versus $1.0 million in the year-ago quarter. R&D expenses moderately decreased to $1.4 million in the first half of the year versus $1.5 million in the year-ago period. The Company plans to continue its focused R&D efforts in pursuit of commercial applications for its technologies outside of its traditional markets, and in the development and analysis of new technologies that could represent incremental market opportunities.
Douglas G. Bailey, Chairman, President, and Chief Executive Officer, commented, “A combination of new international and domestic orders, and continuing backlog conversion produced solid expected results in the second quarter. International interest for our solutions is rising, and we believe that the U.S. market is firming as it acclimates to a purchasing environment currently driven largely by consent decree activity. Across markets, our proprietary emissions control solutions are being recognized for their efficacy and diverse applications. Through the first six months of 2013, we announced APC contract awards with a value of approximately $29.0 million and, subsequent to quarter end, announced additional APC orders valued at $6.4 million.”
Mr. Bailey concluded, “We look to the remainder of 2013 with optimism, and continue to pursue a number of strategies utilizing our financial strength to further our growth."

Conference Call
Management will host a conference call on Thursday, August 8, 2013 at 9:00 AM ET to discuss the results
.

•	(866) 700-5192 (Domestic) or

•	(617) 213-8833 (International)

Passcode: FUEL TECH

A replay of the call will be available on our website, and can be accessed by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and using the passcode “43552645.”  The replay will be available through August 15, 2013.
About Fuel Tech
Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services.  These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques - such as Low NOx Burners and Over-Fire Air systems - and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems as well as systems that incorporate ASCR™ (Advanced Selective Catalytic Reduction), NOxOUT CASCADE®, ULTRA™ and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 700 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass and other fuels are utilized.
The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx.  The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.
Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning.  In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software.  These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems.  For more information, visit Fuel Tech’s web site at www.ftek.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

FUEL TECH, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2013	December 31, 2012

Assets
Current assets:
Cash and cash equivalents	$23,113	$24,453
Marketable securities	24	44
Accounts receivable, net of allowance for doubtful accounts of $610 and $460, respectively	41,418	30,169
Inventories	719	513
Prepaid expenses and other current assets	1,716	3,956
Prepaid income taxes	1,182	156
Deferred income taxes	635	573
Total current assets	68,807	59,864
Property and equipment, net of accumulated depreciation of $18,978 and $19,421, respectively	13,811	13,749
Goodwill	21,051	21,051
Other intangible assets, net of accumulated amortization of $4,692 and $4,270, respectively	4,574	4,838
Deferred income taxes	2,457	3,688
Other assets	2,372	2,707
Total assets	$113,072	$105,897
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt	807	—
Accounts payable	13,026	12,828
Accrued liabilities:
Employee compensation	3,184	3,175
Other accrued liabilities	9,881	4,943
Total current liabilities	26,898	20,946
Other liabilities	701	715
Total liabilities	27,599	21,661
Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 22,472,238 and 22,111,675 shares issued, and 22,374,873 and 22,102,549 outstanding	225	221
Additional paid-in capital	133,602	133,498
Accumulated deficit	(47,913)	(49,128)
Accumulated other comprehensive loss	(127)	(392)
Nil coupon perpetual loan notes	76	76
Treasury stock, 97,365 and 9,126 shares in 2013 and 2012, respectively, at cost	(390)	(39)
Total shareholders’ equity	85,473	84,236
Total liabilities and shareholders’ equity	$113,072	$105,897

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$29,092	$20,911	$51,576	$46,123
Costs and expenses:
Cost of sales	17,227	11,880	30,279	25,100
Selling, general and administrative	9,307	7,874	17,765	16,868
Research and development	430	969	1,363	1,475
	26,964	20,723	49,407	43,443
Operating income	2,128	188	2,169	2,680
Interest expense	(10)	(49)	(10)	(74)
Interest income	14	40	29	40
Other expense	(129)	(72)	(209)	(51)
Income before income taxes	2,003	107	1,979	2,595
Income tax expense	(767)	(39)	(764)	(984)
Net income	$1,236	$68	$1,215	$1,611
Net income per common share:
Basic	$0.06	$0.00	$0.05	$0.07
Diluted	$0.05	$0.00	$0.05	$0.07
Weighted-average number of common shares outstanding:
Basic	22,197,000	23,107,000	22,155,000	23,349,000
Diluted	23,295,000	23,984,000	23,133,000	24,122,000

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income	$1,236	$68	$1,215	$1,611
Other comprehensive income:
Foreign currency translation adjustments	540	70	277	104
Unrealized losses from marketable securities, net of tax	(12)	(26)	(12)	(11)
Total other comprehensive income	528	44	265	93
Comprehensive income	$1,764	$112	$1,480	$1,704

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2013	2012
Operating Activities
Net income	$1,215	$1,611
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	1,105	1,091
Amortization	422	451
Bad debt expense (recovery)	152	(6)
Deferred income taxes	613	(89)
Stock based compensation	665	372
Changes in operating assets and liabilities:
Accounts receivable	(11,084)	8,606
Inventories	(202)	(80)
Prepaid expenses, other current assets and other noncurrent assets	2,584	869
Accounts payable	221	(4,017)
Accrued liabilities and other noncurrent liabilities	3,817	(3,508)
Net cash (used in) provided by operating activities	(492)	5,300
Investing Activities
Purchases of property, equipment and patents	(1,326)	(1,726)
Net cash (used in) investing activities	(1,326)	(1,726)
Financing Activities
Payments to repurchase common stock	—	(7,179)
Proceeds from short-term borrowings	799	—
Acquisition of treasury stock	(351)	—
Net cash provided by (used in) financing activities	448	(7,179)
Effect of exchange rate fluctuations on cash	30	101
Net decrease in cash and cash equivalents	(1,340)	(3,504)
Cash and cash equivalents at beginning of period	24,453	28,229
Cash and cash equivalents at end of period	$23,113	$24,725

FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(Unaudited)
(in thousands)

Three months ended June 30, 2013	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$20,239	$8,853	$—	$29,092
Cost of sales	(13,083)	(4,144)	—	(17,227)
Gross margin	7,156	4,709	—	11,865
Selling, general and administrative	—	—	(9,307)	(9,307)
Research and development	—	—	(430)	(430)
Operating income	$7,156	$4,709	$(9,737)	$2,128

Three months ended June 30, 2012	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$12,818	$8,093	$—	$20,911
Cost of sales	(7,951)	(3,929)	—	(11,880)
Gross margin	4,867	4,164	—	9,031
Selling, general and administrative	—	—	(7,874)	(7,874)
Research and development	—	—	(969)	(969)
Operating income	$4,867	$4,164	$(8,843)	$188

Six months ended June 30, 2013	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$33,186	$18,390	$—	$51,576
Cost of sales	(21,666)	(8,613)	—	(30,279)
Gross margin	11,520	9,777	—	21,297
Selling, general and administrative	—	—	(17,765)	(17,765)
Research and development	—	—	(1,363)	(1,363)
Operating income	$11,520	$9,777	$(19,128)	$2,169

Six months ended June 30, 2012	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$28,532	$17,591	$—	$46,123
Cost of sales	(16,702)	(8,398)	—	(25,100)
Gross margin	11,830	9,193	—	21,023
Selling, general and administrative	—	—	(16,868)	(16,868)
Research and development	—	—	(1,475)	(1,475)
Operating income	$11,830	$9,193	$(18,343)	$2,680

Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
United States	$17,244	$17,966	$30,110	$40,910
Foreign	11,848	2,945	21,466	5,213
	$29,092	$20,911	$51,576	$46,123

	June 30, 2013	December 31, 2012
Assets:
United States	$92,860	$86,466
Foreign	20,212	19,431
	$113,072	$105,897

FUEL TECH, INC.
RECONCILIATION OF GAAP NET INCOME TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2013	2012
Net income	$1,215	$1,611
Interest expense	10	74
Income tax expense	764	984
Depreciation expense	1,105	1,091
Amortization expense	422	451
EBITDA	3,516	4,211
Stock compensation expense	665	372
ADJUSTED EBITDA	$4,181	$4,583

Adjusted EBITDA
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company's reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
Adjusted EBITDA is provided to enhance investors' overall understanding of the Company's current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the financial table above.